Exhibit 10(iii)(d)

THE MOSAIC COMPANY

PERFORMANCE UNIT AWARD AGREEMENT (201[    ] Award)

This PERFORMANCE UNIT AWARD AGREEMENT (the “Agreement”) is made this         day of             , 201[    ] (the “Grant Date”), by and between The Mosaic Company, a Delaware corporation (the “Company”) and              (the “Participant”). The “Performance Period” shall begin on the Grant Date and end on the date that is three (3) years after the Grant Date.

1. Award. The Company hereby grants to Participant an award of              performance units, each performance unit representing the opportunity (provided the performance conditions described below are met) to receive a multiple of one share of common stock (including a multiple of 1 and less than 1), par value $.01 per share (the “Common Stock”), of the Company according to the terms and conditions set forth herein and in The Mosaic Company 2004 Omnibus Stock and Incentive Plan (the “Plan”). The performance units are granted under Sections 6(d) and (e) of the Plan. A copy of the Plan will be furnished upon request of Participant.

(b) Calculation of Shares (Performance Requirement). Provided Participant’s performance units are not forfeited under Section 2, the number of Shares issued to Participant in exchange for performance units (or the cash amount to be paid for performance units) shall be equal to the Ending Price, divided by the Starting Price, multiplied by the number of performance units awarded under Section 1, subject to the following restrictions and limitations.

(i) No Shares will be issued (and the performance units awarded under Section 1 shall be forfeited), if the Ending Price is less than 50% of the Starting Price.

(ii) The maximum number of Shares that may be issued is twice the number of performance units awarded under Section 1. Notwithstanding the foregoing, the number of Shares to be issued shall be reduced to the extent necessary so that the value (determined by multiplying the Ending Price times the number of Shares to be issued) of the Shares to be issued does not exceed the Starting Price multiplied by 500%, multiplied by the number of performance units awarded. (For example, if the Starting Price is $50, the Ending Price is $300, and Participant was awarded 100 performance units, this provision limits the Shares awarded to Participant to 83-1/3 Shares rather than 200 Shares.)

(iii) For purposes of this Agreement, the “Starting Price” shall be equal to the 30-day trading average of Common Stock through the date prior to the start of the Grant Date.

(iv) For purposes of this Agreement, the “Ending Price” shall be equal to the 30-day trading average of Common Stock through the last day of the Performance Period. Notwithstanding the foregoing, in the event of a Change in Control and Qualified CIC Termination described under Section 2(e), the Ending Price shall be equal to the 30-day trading average of Company stock through the date of Participant’s termination of employment. Furthermore, in the event of a Change in Control described under Section 2(d), the Ending Price shall be equal to the highest per share price offered to stockholders in any transaction whereby the Change in Control takes place.

2. Vesting; Forfeiture; Early Vesting.

(a) Except as otherwise provided in this Agreement, the performance units shall vest in accordance with the following schedule:

On Each of the Following Dates	Number of Performance Units Vested
,

[Notwithstanding the foregoing, Participant’s performance units will not vest as of the specified date unless the sum of the profit and losses for the Company during the three fiscal years preceding the specified date is a positive number. The Compensation Committee shall determine whether this criteria has been satisfied.]1

(b) Except as provided in Sections 2(c), (d), and (e), if Participant ceases to be an employee of the Company or any Affiliate, whether voluntary or involuntary and whether or not terminated for Cause, prior to vesting of the performance units pursuant to Section 2(a) hereof, all of Participant’s rights to all of the unvested performance units shall be immediately and irrevocably forfeited.

(c) Notwithstanding Section 2(b), a pro rata portion of a Participant’s unvested performance units shall vest upon the occurrence of the following events:

(i) The date Participant dies.

(ii) The date Participant is determined to be disabled under the Company’s long term disability plan.

(iii) The date Participant retires from the Company at age sixty (60) or older (or pursuant to early retirement with the consent of the Committee).

The pro-rata portion of Participant’s performance units that shall vest shall be determined by (A) dividing (1) the number of full months Participant was employed during the Performance Period by (2) the number of full months in the Performance Period, and (B) multiplying the product determined pursuant to clause (1) by the number of Participant’s performance units outstanding under this Agreement as of the date of determination.

(d) Notwithstanding Section 2(b) or anything else in this Agreement to the contrary, in the event of a Change in Control (other than a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) the Participant’s performance units shall vest as of the date of the Change in Control.

(e) Notwithstanding Section 2(b) or anything else in this Agreement to the contrary, in the event Participant experiences a Qualified CIC Termination (other than following a Change in Control listed in Section 2(d)) the Participant’s performance units shall vest as of the date of Participant’s termination of employment.

[1]	To be omitted from awards made to participants other than executive officers.

3. Certain Definitions.

(a) “Change in Control” shall mean:

(i) a majority of the directors of the Company shall be persons other than persons (A) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (B) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,

(ii) 50% or more of the voting power of all of the outstanding shares of all classes and series of capital stock of the Company entitled to vote in the general election of directors of the Company, voting together as a single class (the “Voting Stock”), of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act other than (A) an entity in connection with a Business Combination in which clauses (A) and (B) of subparagraph (iii) apply or (B) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,

(iii) the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of Voting Stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (B) no person, entity or group beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding Voting Stock (or comparable equity interests) of the surviving or acquiring entity), or

(iv) approval by the Company’s stockholders of a definitive agreement or plan to liquidate or dissolve the Company.

Notwithstanding the foregoing, a Change in Control shall not have occurred unless the event satisfies the definition of “change in control” under section 409A of the Internal Revenue Code of 1986, as amended, and any regulations, rules, or guidance thereunder (the “Code”).

(b) “Qualified CIC Termination” shall mean (i) the Company’s termination of Participant’s employment without Cause (or Employee’s termination of employment for Good Reason), and (ii) such termination occurs either (A) upon, or within two years after, the occurrence of a Change in Control of the Company, or (B) at the time of, or following, the entry by the Company into a definitive agreement or plan for a Change in Control of the nature set forth in Section 3(a)(ii), (iii), or (iv) (so long as such Change in Control occurs within six months after the effective date of such termination).

(c) “Cause” shall mean (i) the willful and continued failure by Participant substantially to perform his or her duties and obligations (other than any such failure resulting from his or her incapacity due to physical or mental illness), (ii) Participant’s conviction or plea bargain of any felony or gross misdemeanor involving moral turpitude, fraud or misappropriation of funds or (iii) the willful engaging by Participant in misconduct which causes substantial injury to the Company or its Affiliates, its other employees or the employees of its Affiliates or its clients or the clients of its Affiliates, whether monetarily or otherwise. For purposes of this paragraph, no action or failure to act on Participant’s part shall be considered “willful” unless done or omitted to be done, by Participant in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Company.

(d) “Good Reason” shall mean: (i) a material diminution in authority, duties, or responsibilities; (ii) a material change in geographic location where services are provided (the Company has determined this is any requirement by the Company that Participant move to a location more than fifty (50) miles away from Participant’s regular office location); or (iii) a material diminution in base salary. Good Reason shall not exist if (i) Participant expressly consents to such event in writing, (ii) Participant fails to object in writing to such event within sixty (60) days of its effective date, or (iii) Participant objects in writing to such event within sixty (60) days of its effective date but the Company cures such event within thirty (30) days after written notice from Participant. The written notice must describe the basis for Participant’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason.

4. Restrictions on Transfer. The performance units shall not be transferable other than by will or by the laws of descent and distribution. Each right under this Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s legal representative. Until the date that the performance units vest pursuant to Section 2 hereof, none of the performance units or the shares of Common Stock issuable upon vesting thereof (the “Shares”) may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and any purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company, and no attempt to transfer the performance units or the Shares, whether voluntarily or involuntarily, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the performance units or the Shares. Notwithstanding the foregoing, Participant may, in the manner established pursuant to the Plan, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the performance units upon the death of Participant, and Company Common Stock and any other property with respect to the performance units upon the death of Participant shall be transferable to such beneficiary or beneficiaries or to the person or persons entitled thereto by the laws of descent and distribution, and none of the limitations of the preceding sentence shall in such event apply to such Company Common Stock or other property.

5. Adjustments. If any performance units vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Participant shall then receive upon such vesting the number and type of securities or other consideration which Participant would have received if such performance units had vested prior to the event changing the number or character of the outstanding Common Stock. In the event of a Change in Control in connection with which the holders of Common Stock receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act there shall be substituted for each share of Common Stock available upon vesting of the performance units granted under this Agreement the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In addition, the Compensation Committee shall adjust the Ending Price to appropriately reflect the adjustment provided for in the preceding sentence.

6. Issuance. The Company will issue Shares for vested performance units at the end of the Performance Period. The Company shall promptly cause to be issued Shares registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Shares (less any Shares withheld to pay withholding taxes). The value of any fractional Shares shall be paid in cash at the same time.

Notwithstanding the foregoing, if there is a Change in Control as described under Section 2(d), then Participant shall receive, within ten (10) days of the occurrence of such Change in Control, a cash payment from the Company in an amount based on the number of Shares calculated under Section 1(b) multiplied by the excess, if any, of the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place.

Notwithstanding the foregoing, if there is a Change in Control as described under Section 2(e), then Participant shall receive, within ten (10) days of Participant’s Qualified CIC Termination, a cash payment from the Company in an amount based on the number of Shares calculated under Section 1(b) (as adjusted pursuant to Section 5) multiplied by the Ending Price registered in the name of Participant or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be, subject to Section 8(a). To the extent that Section 409A of the Code applies and Participant is a specified employee for purposes of section 409A of the Code, payment shall occur the first day of the seventh month following the date of the Participant’s termination of employment (rather than within ten (10) days of Participant’s Qualified CIC Termination).

Upon the issuance of Shares or payments under this Section, Participant’s performance units shall be cancelled.

7. Dividend Equivalents. Notwithstanding Section 6 hereof, for record dates that occur before a Share is issued in accordance with Section 6 hereof, Participant shall be entitled to receive, with respect to each Share that is so issued, dividend equivalent amounts if dividends are declared by the Board of Directors on the Company’s Common Stock. The dividend equivalent amounts shall be an amount of cash per share that is issued pursuant to this Agreement equal to the dividends per share paid to common stockholders of the Company on a share of the Company’s Common Stock during the Performance Period. The dividend equivalent amounts shall be accrued (without interest and earnings) rather than paid when a dividend is paid on a share of the Company’s Common Stock. If a performance unit is forfeited, the dividend equivalents on the performance unit are forfeited. The Company shall pay the dividend equivalents on a performance unit when the Company issues a Share for the performance unit.

8. Miscellaneous.

(a) Income Tax Matters.

(i) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(ii) In accordance with the terms of the Plan, and such rules as may be adopted under the Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Shares (including but not limited to the payment of dividend equivalents) by having the Company withhold a portion of the Shares otherwise to be delivered having a Fair Market Value and/or cash otherwise to be paid equal to the amount of such taxes. The Company will not deliver any fractional Shares but will pay, in lieu thereof, the Fair Market Value of such fractional Shares. Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

(iii) To the extent a payment is not paid within the short-term deferral period and is not exempt from Section 409A of the Code (such as the rule exempting payments made following an involuntary termination of up to two times pay) then Section 409A of the Code shall apply. The Company intends this Agreement to comply with Section 409A of the Code and will interpret this Agreement in a manner that complies with Section 409A of the Code. For example, the term “termination” shall be interpreted to mean a separation from service under section 409A of the Code and the six-month delay rule shall apply if applicable. Notwithstanding the foregoing, although the intent is to comply with section 409A of the Code, Participant shall be responsible for all taxes and penalties under this Agreement (the Company and its employees shall not be responsible for such taxes and penalties).

(b) Plan Provisions Control. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. Any term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Plan.

(c) Rationale for Grant. The performance units granted pursuant to this Agreement is intended to offer Participant an incentive to put forth maximum efforts in future services for the success of the Company’s business. The performance units are not intended to compensate Participant for past services.

(d) No Rights of Stockholders. Neither Participant, Participant’s legal representative nor a permissible assignee of this award shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in accordance with the terms hereof.

(e) No Right to Employment. The issuance of the performance units or the Shares shall not be construed as giving Participant the right to be retained in the employ of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without Cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(f) Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware. Participant hereby submits to the nonexclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to the Plan or the Agreement.

(g) Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(h) No Trust or Fund Created. Participant shall have no right, title, or interest whatsoever in or to any investments that the Company, its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.

(i) Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

(j) Securities Matters. The Company shall not be required to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the date set forth in the first paragraph.

THE MOSAIC COMPANY

By:

Name:

Title:

PARTICIPANT

Name: